Exhibit 99.1
Aruba Networks Adds Juergen Rottler to Its Board of Directors
Former Oracle and HP executive brings strong technology, customer and services experience to access networking leader
SUNNYVALE, Calif. — February 1, 2011 — Aruba Networks (NASDAQ: ARUN) today announced the appointment of Juergen Rottler to its board of directors. Rottler is a recognized leader in the technology services industry, where he most recently served as executive vice president of customer services at Oracle and previously held a variety of executive positions at HP.
“I am excited to begin working with Aruba as it moves into the next stage of its growth and development,” said Rottler. “The opportunity for access networking has never been stronger, and Aruba has a strong value proposition to businesses. I look forward to helping guide the company into the future.”
Rottler was responsible for all aspects of Oracle’s customer services businesses worldwide from 2004 to 2010, reporting directly to CEO Lawrence Ellison. During this time Rottler led Oracle’s services businesses to recognized industry leadership in innovation, customer satisfaction and financial results. He also directed the successful services integration of well over 50 acquired companies. Prior to this he held a number of positions at HP, where he worked in their hardware, software, and services businesses between 1986 and 2004.
“We are extremely pleased to welcome Juergen to the Aruba board of directors,” said Dominic Orr, Aruba Networks President and CEO. “His strong experience in the technology arena, and specifically his excellent track record in software and services, will be extremely valuable to us as we continue growing the company to meet our customers’ needs.”
About Aruba Networks, Inc.
Aruba is a global leader in distributed enterprise networks. Its award-winning portfolio of campus, branch/teleworker, and mobile solutions simplify operations and secure access to all corporate applications and services — regardless of the user’s device, location, or network. This dramatically improves productivity and lowers capital and operational costs.
Listed on the NASDAQ and Russell 2000® Index, Aruba is based in Sunnyvale, California, and has operations throughout the Americas, Europe, Middle East, and Asia Pacific regions. To learn more, visit Aruba at http://www.arubanetworks.com. For real-time news updates follow Aruba on Twitter and Facebook.
© 2011 Aruba Networks, Inc. AirWave®, Aruba Networks®, Aruba Mobility Management System®, Bluescanner, For Wireless That Works®, Mobile Edge Architecture®, People Move. Networks Must Follow®, The All-Wireless Workplace Is Now Open for Business, RFprotect®, Green Island, and The Mobile Edge Company® are trademarks of Aruba Networks, Inc. Wi-Fi® is a trademark of the Wi-Fi Alliance. All rights reserved. All other trademarks are the property of their respective owners.
Wilson Craig
Aruba Networks
Director, Corporate Communications
+1-408-516-6182
wcraig@arubanetworks.com
Patty Oien
Breakaway Communications
+1-415-358-2482
poien@breakawaycom.com